UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report – September 2, 2011

(Date of earliest event reported)

QUESTAR CORPORATION

(Exact name of registrant as specified in its charter)

STATE OF UTAH	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433

(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item1.01  Entry into a Material Definitive Agreement.

Amendment to Multi-Year Revolving Credit Agreement

On September 2, 2011, Questar Corporation (the “Company”) amended its senior unsecured revolving credit agreement dated June 30, 2010 (the “Credit Agreement”), among the Company, the administrative agent and the lenders party thereto (the “Lenders”). The First Amendment to Multi-Year Revolving Credit Agreement (the “First Amendment”) extended the maturity date from July 1, 2013 to August 31, 2016, with an option for the Company to request two, one-year extensions of the maturity date, which extended terms will apply to any Lender who consents to such extension and any lender replacing a non-consenting Lender. Among other modifications, the First Amendment improved pricing terms (commitment fees and loan margins) and increased the Lenders’ commitments from $350 million up to $500 million in aggregate principal amount. There is an option for the Company to request additional increases to the Lenders’ commitments, with the aggregate commitments not to exceed $600 million. In addition, the Swingline facility was increased from $25 million to $50 million. The applicable margin used in connection with interest rates and fees is based on the Company’s credit ratings. The First Amendment also replaced the previous debt covenant ratio (Consolidated Funded Debt to EBITDA) with a new ratio (Consolidated Funded Debt to Capitalization).

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference. No borrowings were made on the closing date under the First Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

September 7, 2011

/s/Kevin W. Hadlock

Kevin W. Hadlock

Executive Vice President and

Chief Financial Officer